Exhibit 3.1

SECOND AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
MERIT MEDICAL SYSTEMS, INC.
_____________________________________________________________________________________________

May 31, 2018

In accordance with the provisions of the Utah Revised Business Corporations Act (the “Act”), Merit Medical Systems, Inc., a Utah corporation (the “Corporation”), hereby declares and certifies as follows:

First: The name of the corporation is Merit Medical Systems, Inc.

Second: The original Articles of Incorporation of the Corporation (the “Original Articles”) were executed on July 27, 1987 and filed with the Utah Division of Corporations on July 28, 1987. The Original Articles were amended on May 13, 1993, June 6, 1996, June 12, 1997, August 27, 1997, May 22, 2003, and May 23, 2008. The Original Articles, as amended, were amended and restated on February 28, 2017 (the “First Amended & Restated Articles”) and these Second Amended and Restated Articles of Incorporation of the Company (the “Second Amended & Restated Articles”) have been adopted to reflect the further amendments discussed in the third certification below. The text of the Second Amended & Restated Articles is as follows:

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ARTICLE I

NAME

The name of the corporation is Merit Medical Systems, Inc.

ARTICLE II

DURATION

The period of its duration is perpetual.

ARTICLE III

PURPOSES

The purpose or purposes for which the corporation is organized are:

A.To engage in the business of developing medical devices and equipment for research and commercial use; and to engage in such other activities as are incidental to or connected with the operation of such business;

B.To borrow money and contract debts, when necessary for the transaction of its business, or for the exercise of its corporate rights, privileges, or franchises, or for any other lawful purpose of its incorporation; to issue bonds, promissory notes, bills of exchange, debentures, and other obligations and evidences of indebtedness, payable at specified time or times, or payable upon the happening of a specified event or events, whether secured by mortgage, pledge, or otherwise or unsecured, for money borrowed, or in payment for property purchased, or acquired, or for any other lawful objects;

C.To conduct business, have one or more offices, and hold, purchase, sell or otherwise dispose of, mortgage, or convey real and personal property in this state, and in any of the several states, territories, possessions and dependencies of the United States, the District of Columbia, and any foreign countries;

D.To do all and everything necessary and proper for the accomplishment of the objects enumerated in these Articles of Incorporation, or any amendment thereof, or necessary or incidental to the protection and benefit of the corporation and, in general, to carry on any lawful business necessary or incidental to the attainment of the objects of the corporation, whether or not such business is similar in nature to the objects set forth in these Articles of Incorporation or any amendment thereof.

ARTICLE IV

AUTHORIZED SHARES

The total number of shares of capital stock which the corporation shall have the authority to issue is one hundred five million (105,000,000), of which five million (5,000,000) shall be shares of preferred stock, no par value (hereinafter called “Preferred Stock”), and one hundred million (l00,000,000) shall be shares of common stock, no par value (hereinafter called “Common Stock”)

The designation, powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, of each class of stock, and the express grant of authority to the board of directors to amend these Articles of Incorporation to fix the designation, powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, of each share of Preferred Stock which are not fixed by these Articles of Incorporation, are as follows:

A.	PREFERRED STOCK

1.Number; Series. The Preferred Stock may be issued in one or more series, from time to time, with each such series to have such designation, powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, as shall be stated and expressed in an amendment to these Articles of Incorporation providing for the issue of such series. The board of directors of the corporation is hereby expressly vested with authority to amend the Articles of Incorporation, without shareholder action or approval, to: (a) create one or more series of Preferred Stock, fix the number of shares of each such series (within the total number of authorized shares of Preferred Stock available for designation as a part of such series), and designate and determine, in whole or part, the preferences, limitations, and relative rights of each series of Preferred Stock; (b) alter or revoke the preferences, limitations and relative rights granted to or imposed upon any wholly unissued series of Preferred Stock; or (c) increase or decrease the number of shares constituting any series of Preferred Stock (the number of shares of which was originally fixed by the board of directors) either before or after the issuance of shares of the series, provided that the number may not be decreased below the number of shares of such series then outstanding, or increased above the total number of authorized shares of the Preferred Stock available for designation as a part of such series. Without limiting the foregoing, the authority of the board of directors with respect to each such series shall include, but not be limited to, the determination or fixing of the following:

(i)The distinctive designation and number of shares comprising such series, which number may (except where otherwise provided by the board of directors in creating such series) be increased or decreased (but not below the number of shares then outstanding) from time to time by like action of the board of directors;

(ii)The dividend rate of such series, the conditions and times upon which such dividends shall be payable, the relation which such dividends shall bear to the dividends payable on any other class or classes of stock or series thereof, or on the other series of the same class, and whether dividends shall be cumulative or noncumulative;

(iii)The conditions upon which the shares of such series shall be subject to redemption by the corporation and the times, prices and other terms and provisions upon which the shares of the series may be redeemed;

(iv)Whether or not the shares of the series shall be subject to the operation of retirement or sinking fund provisions to be applied to the purchase or redemption of such shares and, if such retirement or sinking fund be established, the annual amount thereof and the terms and provisions relative to the operation thereof;

(v)Whether or not the shares of the series shall be convertible into or exchangeable for shares of any other class or classes, with or without par value, or of any other series of the same class and, if provision is made for conversion or exchange, the times, prices, rates, adjustments and other terms and conditions of such conversion or exchange;

(vi)Whether or not the shares of the series shall have voting rights, in addition to the voting rights provided by law, and, if so, subject to the limitations hereinafter set forth, the terms of such voting rights;

(vii)The rights of the shares of the series in the event of voluntary or involuntary liquidation, dissolution or upon distribution of assets of the corporation;

(viii)Any other powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, of the shares of such series, as the board of directors may deem advisable.

2.Dividends. The holders of the shares of Preferred Stock of each series shall be entitled to receive, when and as declared by the board of directors, out of the funds legally available for the payment of dividends, dividends at the rate fixed by the board of directors for such series for the current period and, if cumulative, for all prior periods for which such dividends are cumulative.

Whenever, at any time, dividends on the then outstanding Preferred Stock as may be required with respect to any series outstanding shall have been paid or declared and set apart for payment on the then outstanding Preferred Stock, and after complying with respect to any retirement or sinking fund or funds for all applicable series of Preferred Stock, the board of directors may, subject to the provisions of the resolution or resolutions creating the series of Preferred Stock, declare and pay dividends on the Common Stock as provided in paragraph B.l. of this Article IV, and the holders of shares of Preferred Stock shall not be entitled to share therein, except as otherwise provided in the amendment creating any series.

3.Liquidation; Dissolution. The holders of the Preferred Stock of each series shall be entitled upon liquidation or dissolution of the corporation to such preferences as are provided in the amendment creating such series of Preferred Stock, and no more, before any distribution of the assets of the corporation shall be made to the holders of shares of the Common Stock. Whenever the holders of shares of the Preferred Stock shall have been paid the full amounts to which they shall be entitled, the holders of shares of the Common

Stock shall be entitled to share in all assets of the corporation remaining as provided in paragraph B.2. of this Article IV. If, upon such liquidation, dissolution or winding up, the assets of the corporation distributable as aforesaid among the holders of Preferred Stock of all series shall be insufficient to permit full payment to them of said preferential amounts, then such assets shall be distributed ratably among such holders in proportion to the respective total amounts which they shall be entitled to receive as provided in this paragraph 3.

4.Voting. Except as otherwise provided by an amendment to the Articles of Incorporation creating any series of Preferred Stock or by the general corporation law of Utah, the
Common Stock issued and outstanding shall have and possess the exclusive power to vote for the election of directors and for all other purposes as provided in paragraph B.3. of this Article IV.

5.Preemptive Rights. Except as may be provided in the amendment adopted by the board of directors providing for the issue of any series of Preferred Stock, no holder of shares of the Preferred Stock of the corporation shall, as such holder, be entitled as of right to subscribe for, purchase or receive any part of any new or additional issue of stock of any class, whether now or hereafter authorized, or of bonds, debentures or other securities convertible into or exchangeable for stock, but all such additional shares of stock of any class, or bonds, debentures or other securities convertible into or exchangeable for stock, may be issued and disposed of by the board of directors on such terms and for such consideration, so far as may be permitted by law, and to such persons, as the board of directors in its absolute discretion may deem advisable.

B.	COMMON STOCK

1.Dividends. Subject to the rights of the holders of Preferred Stock, and subject to any other provisions of the Articles of Incorporation, holders of Common Stock shall be entitled to receive such dividends and other distributions in cash, stock or property of this corporation as may be declared thereon by the board of directors from time to time out of assets or funds of the corporation legally available therefor.

2.Liquidation; Dissolution. In the event of any liquidation, dissolution or winding up of the affairs of the corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the corporation and after payment or provision for payment to the holders of each series of Preferred Stock of all amounts required in accordance with paragraph A.3. of this Article IV, the remaining assets and funds of the corporation shall be divided among and paid to the holders of Common Stock.

3.Voting.

(a)At every meeting of the shareholders every holder of Common Stock shall be entitled to one vote in person or by proxy for each share of such Stock standing in his name on the stock transfer records of the corporation.

(b)No shareholder shall have the right to cumulate votes in the election of directors.

4.Preemptive Rights. No holder of shares of Common Stock of the corporation shall, as such holder, be entitled as of right to subscribe for, purchase or receive any part of any new or additional issue of stock of any class, whether now or hereafter authorized, or of bonds, debentures or other securities convertible into or exchangeable for stock, but all such additional shares of stock of any class, or bonds, debentures or other securities convertible into or exchangeable for stock, may be issued and disposed of by the board of directors on such terms and for such consideration, so far as may be permitted by law, and to such persons, as the board of directors in its absolute discretion may deem advisable.

ARTICLE V

DIRECTORS

The board of directors shall consist of such number of members, which number shall not be less than three and not more than eleven as may be determined and established from time to time by the board of directors and shall be divided into three classes, as nearly equal in size as possible. No increase in the maximum number of members shall be made except upon the affirmative vote of not less than two-thirds of the outstanding capital stock of the corporation entitled to vote thereon.

Directors shall be elected for three-year terms or until such time as their successors shall be elected and qualified, with one class of directors to be elected each year.

Vacancies on the board of directors, whether the result of removal (with or without cause), death, resignation or otherwise, shall be filled by majority vote of the remaining members of the board of directors, regardless of whether such remaining members constitute a quorum.

The corporation shall nominate persons to serve as members of the board of directors upon the expiration of the term of each class of directors, which nominations shall be submitted to the shareholders at the annual meeting of shareholders for approval. Any nominations for election to the board of directors shall be received, with respect to any annual meeting of shareholders, not later than the date specified by the board of directors for submission of such nominations. Failure to submit timely nominations shall prevent consideration of the nominations at such annual shareholders’ meetings.

Directors of the corporation may be removed “for cause” only upon the affirmative vote of the holders of a majority of the outstanding capital stock entitled to vote thereon. A director may be removed for cause only after a finding that (i) the director engaged in fraudulent or dishonest conduct or gross abuse of authority or discretion, with respect to the corporation and (ii) removal is in the best interests of the corporation. Directors of the corporation may be removed for any reason other than cause only upon the affirmative vote of the holders of not less than two-thirds of the outstanding capital stock of the corporation entitled to vote thereon.

ARTICLE VI

LIMITATION OF LIABILITY OF DIRECTORS

To the fullest extent permitted by the Utah Revised Business Corporation Act or any other applicable law as now in effect or as it may hereafter be amended, a director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for any action taken or any failure to take any action, as a director.

Neither any amendment nor repeal of this Article VI, nor the adoption of any provision in these Articles of Incorporation inconsistent with this Article VI, shall eliminate or reduce the effect of this Article VI in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article VI, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE VII

PRE-EMPTIVE RIGHTS; CUMULATIVE VOTING

A.The corporation shall have the right to purchase its own shares to the extent of its unreserved and unrestricted earned surplus and also to the extent of its unreserved and unrestricted capital surplus.

B.The Board of Directors of the corporation may designate such committee or committees as it determines in accordance with law to exercise such authority as the Board of Directors shall delegate in the resolution designating such committee or committees.

C.The shareholders shall not have preemptive rights to acquire additional securities of the corporation; and there shall be no cumulative voting by shareholders at any election of directors of the corporation.

ARTICLE VIII

REGISTERED AGENT

The registered agent of the corporation shall be its chief financial officer, and the address of the registered agent of the corporation shall be 1600 West Merit Parkway, South Jordan, UT 84095.

ARTICLE IX

INDEMNIFICATION

The corporation shall indemnify its officers, directors, agents, incorporators and other persons against liabilities incurred by them that result from their acts that are performed in furtherance of the business of the corporation to the full extent now or hereafter permitted by the laws of the State of Utah.

ARTICLE X

VOTE REQUIRED TO APPROVE FUNDAMENTAL CHANGES

As to the following matters, the affirmative vote of two-thirds of the shares entitled to vote shall be required to approve any proposed shareholder action which otherwise requires shareholder approval under the Utah Revised Business Corporation Act: (a) to merge or consolidate the corporation with or into another corporation; (b) to sell, exchange, transfer or otherwise dispose of all or substantially all of the corporation’s property and assets; (c) to dissolve or liquidate the corporation; or (d) to amend, change or delete this Article X from the Articles of Incorporation.

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Third: The Second Amended & Restated Articles amended the Amended & Restated Articles by:

(a)Deleting Article V in its entirety and renumbering Article VI to Article XI (as well as applicable cross-references to such articles) accordingly; and

(b)Revising former Article VI (renumbered as Article V, as noted above) by increasing the maximum size of the board of directors from nine to eleven and removing language related to the initial terms of our classified board, which applied following adoption of an amendment to the Original Articles on June 12, 1997.

No other amendments have been made.

Fourth: The Second Amended & Restated Articles, including the amendments noted in the third certification above, were authorized and adopted by the board of directors of the Corporation (subject to ratification by shareholders) at a meeting of such board of directors duly convened and held on February 24, 2018, at which meeting a quorum was present and acting throughout.

Fifth: The number of shares of capital stock of the Corporation outstanding and entitled to vote on the adoption of the Second Amended & Restated Articles of the Corporation was 50,325,883 shares of common stock (the “Common Stock”). No other class of capital stock was issued and outstanding. The number of shares of Common Stock voting to adopt the Second Amended & Restated Articles was 44,739,652 shares, while the number of shares of Common Stock voting against adoption was 420,835 shares. Consequently, the Second Amended & Restated Articles were adopted on May 24, 2018.

[Signature page follows]

IN WITNESS WHEREOF, these Second Amended and Restated Articles of Incorporation have been executed by the Corporation as of the date first written above.

Merit Medical Systems, Inc.,
a Utah corporation
By:	/s/ Brian G. Lloyd
Name: Brian G. Lloyd
Title: Chief Legal Officer and Secretary

[Second A&R Articles of Incorporation - Signature Page]